SCHEDULE 14A INFORMATION


                 Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934



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Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|X|      Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12


                                E-Z-EM, Inc.
              (Name of Registrant as Specified in Its Charter)


                                E-Z-EM, Inc.
                 (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         o Title of each class of securities to which transaction applies:
         o    Aggregate number of securities to which transaction applies:
         o Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         o    Proposed maximum aggregate value of transaction:
         o    Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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FOR IMMEDIATE RELEASE                      CONTACT:  Dennis J. Curtin
                                           Senior Vice President - Chief
                                                 Financial Officer
                                           Telephone: (516) 333-8230, Ext. 320
                                           Email: dcurtin@ezem.com


             E-Z-EM BOARD APPROVES PLAN TO COMBINE OUTSTANDING
           CLASS A AND B SHARES INTO SINGLE CLASS OF COMMON STOCK

WESTBURY, NEW YORK, JULY 25, 2002 - E-Z-EM, Inc. (AMEX: EZM.A/EZM.B) ("E-Z-EM" or the "Company") today announced that its Board of Directors approved a previously announced plan to combine the Company's two currently outstanding classes of common stock - Class A (AMEX: EZM.A) and Class B (AMEX: EZM.B) - into a single class of common stock.

As provided in the recapitalization merger agreement executed today by E-Z-EM, the proposed transaction will be effected by merging a newly formed subsidiary into E-Z-EM, with E-Z-EM continuing as the surviving corporation in the merger. As a result of this merger, each outstanding Class A share and each outstanding Class B share would be converted into one share of a newly created class of common stock of the Company. Following the transaction, there would be no super-majority voting requirements applicable to the Company's new class of common stock in the Company's certificate of incorporation, each holder would have one vote per share and all matters brought before the stockholders of the Company, other than the removal of directors, would be determined by a majority vote. E-Z-EM expects the proposed transaction to be tax-free to the Company and the holders of the Company's Class A and Class B shares. The transaction is subject to the requisite approval of the holders of 66% of the shares of Class A common stock actually voted on the proposal and other customary conditions. The Company expects to submit the proposed transaction to a vote of its stockholders at the Company's Annual Meeting of Stockholders currently scheduled for October 15, 2002.

The Stern and Meyers families, which in the aggregate own approximately 64.2% of the Class A voting stock, have agreed to vote their shares in favor of the proposed transaction.

ABOUT E-Z-EM, INC.

E-Z-EM, the world's largest manufacturer of contrast agents for gastrointestinal radiology, has developed the only CT injector on the market that can help detect contrast extravasation, the new EmpowerCT(TM) with patented EDA(TM) technology. The Company has also recently introduced a complete tool kit for virtual colonoscopy (also referred to as CT colonography, or CTC), an innovative technology that could lead to a substantial increase in the number of patients being screened for colorectal cancer. Virtual colonoscopy visualizes the gastrointestinal tract using advanced CT imaging and 3D computer reconstruction of that data. The Company's product line consists of the InnerviewGI(TM) 3D imaging workstation; LoSo Prep(TM) and NutraPrep(TM) patient-friendly colon preparation products and nutritional meal kits; a tagging agent trade-named Tagitol(TM) to help practitioners distinguish pathology from colonic residue; and the PROTOCO2L(TM) carbon dioxide colon insufflation system. E-Z-EM's wholly owned subsidiary, AngioDynamics, manufactures a wide range of products, including angiographic, vascular access, thrombolytic, angioplasty, stents, as well as abdominal infection drainage products. AngioDynamics' focus is on diagnostic and therapeutic products for interventional radiology and other areas of minimally invasive surgery. Enteric Products, Inc., another subsidiary, develops, manufactures and markets tests for detection of the ulcer- and cancer-causing bacterium Helicobacter pylori. For additional information, please contact Dennis J. Curtin, Senior Vice President - Chief Financial Officer, at (516) 333-8230, Ext. 320 (Email: dcurtin@ezem.com) or visit our corporate web site at www.ezem.com.

                              *   *   *   *   *

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects", "intends", "anticipates", "plans", "believes", "seeks", "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations, the effects on pricing from Group Purchasing Organizations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 2, 2002, as well as its Annual Report on Form 10-K for the year ended June 2, 2001, may affect the actual results achieved by the Company. There are also a number of uncertainties, risks, conditions and other factors which could prevent the implementation of the above described transaction.

In connection with its upcoming annual meeting of stockholders and the above described transaction, E-Z- EM, Inc. will be filing a proxy statement and other materials with the Securities and Exchange Commission. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials when they become available, as well as other materials filed with the Securities and Exchange Commission concerning E-Z-EM, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from E-Z-EM, Inc. by directing a request to E-Z-EM, Inc. at 717 Main Street, Westbury, NY 11590; Attn:
Investor Relations.

E-Z-EM, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the annual meeting and the transaction described above. These directors and executive officers include the following: Anthony A. Lombardo, Howard S. Stern, David P. Meyers, Michael A. Davis, James L. Katz, Paul S. Echenberg, Donald A. Meyer, Dennis J. Curtin, Joseph J. Palma, Arthur L. Zimmet and Brad Schreck. Collectively, as of July 10, 2002, the directors and executive officers of E-Z-EM, Inc., listed above may be deemed to beneficially own approximately 33.45% of the Company's outstanding Class A common stock.